Exhibit 99.2

DAVE & BUSTER'S, INC.

Offer to Exchange its
11 1/4% Senior Notes Due 2014
Which Have Been Registered Under the Securities Act of 1933
for Any and All Outstanding 11 1/4% Senior Notes Due 2014
Pursuant to the Prospectus dated                        , 2006

To:
Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

        We are enclosing herewith the materials listed below relating to the offer by Dave & Buster's, Inc. (the "Company"), to exchange its 11 1/4% Senior Notes due 2014 (the "Exchange Notes"), which have been registered under the Securities Act of 1933 (the "Securities Act"), for its outstanding 11 1/4% Senior Notes due 2014 (the "Restricted Notes"), upon the terms and subject to the conditions set forth in the prospectus dated                        , 2006 (as amended or supplemented from time to time, the "Prospectus") of the Company and the related letter of transmittal (as amended or supplemented from time to time, the "Letter of Transmittal"), which together constitute the Company's offer (the "Exchange Offer").

        Enclosed herewith are copies of the following documents:

    1.
    The Prospectus;

    2.
    Letter of Transmittal relating to the Restricted Notes for your use and for the information of your clients;

    3.
    Notice of Guaranteed Delivery relating to the Restricted Notes to be used to accept the Exchange Offer if certificates for Restricted Notes are not immediately available or time will not permit all required documents to reach the Exchange Agent (as defined below) prior to the Expiration Date (as defined below) or if the procedure for book-entry transfer cannot be completed on a timely basis;

    4.
    Letter that may be sent to your clients for whose account you hold Restricted Notes in your name or in the name of your nominee, to accompany the instructions referred to below, for obtaining the client's instructions with regard to the Exchange Offer; and

    5.
    Instructions to Registered Holder from Beneficial Owner.

        To participate in the Exchange Offer, a beneficial holder must either:

    •
    cause to be delivered to The Bank of New York Trust Company, N.A. (the "Exchange Agent"), at the address set forth in the Letter of Transmittal, definitive certificated notes representing Restricted Notes in proper form for transfer together with a duly executed and properly completed Letter of Transmittal, with any required signature guarantees and any other required documents; or

    •
    cause a DTC participant to tender such holder's Restricted Notes to the Exchange Agent's account maintained at the Depository Trust Company ("DTC") for the benefit of the Exchange Agent through DTC's Automated Tender Offer Program ("ATOP"), including transmission of a computer-generated message that acknowledges and agrees to be bound by the terms of the letter of transmittal.

        By complying with DTC's ATOP procedures with respect to the Exchange Offer, the DTC participant confirms on behalf of itself and the beneficial owners of tendered Restricted Notes all provisions of the Letter of Transmittal applicable to it and such beneficial owners as fully as if it completed, executed and returned the Letter of Transmittal to the Exchange Agent.

        We urge you to contact your clients promptly. Please note that the Exchange Offer will expire at 5:00 p.m., New York City time, on                        , 2006 (the "Expiration Date"), unless extended by the Company.

        The Exchange Offer is not conditioned upon any minimum number of Restricted Notes being tendered.

        Pursuant to the Letters of Transmittal, each holder of Restricted Notes will represent to the Company that (i) the holder is not an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act; (ii) any Exchange Notes to be received by the holder are being acquired in the ordinary course of its business; (iii) the holder is not participating in, and has no arrangement or understanding with any person to participate in, the distribution (within the meaning of the Securities Act) of Exchange Notes to be received in the Exchange Offer; (iv) if the holder is a resident of the State of California, it falls under the self-executing institutional investor exemption set forth under Section 25102(i) of the Corporate Securities Law of 1968 and Rules 260.102.10 and 260.105.14 of the California Blue Sky Regulations; (v) if the holder is a resident of the Commonwealth of Pennsylvania, it falls under the self-executing institutional investor exemption set forth under Sections 203(c), 102(d) and (k) of the Pennsylvania Securities Act of 1972, Section 102.111 of the Pennsylvania Blue Sky Regulations and an interpretive opinion dated November 16, 1985; (vi) the holder acknowledges and agrees that any person who is a broker-dealer registered under the Securities Exchange Act of 1934 or is participating in the exchange offer for the purpose of distributing the Exchange Notes, must comply with the registration and delivery requirements of the Securities Act in connection with a secondary resale transaction of the Exchange Notes or interests therein acquired by such person and cannot rely on the position of the staff of the Securities and Exchange Commission set forth in certain no-action letters; (vii) the holder understands that a secondary resale transaction described in clause (vi) above and any resales of Exchange Notes or interests therein obtained by such holder in exchange for Restricted Notes or interests therein originally acquired by such holder directly from the Company should be covered by an effective registration statement containing the selling security holder information required by Item 507 or Item 508, as applicable, of Regulation S-K under the Securities Act; and (viii) the holder is not acting on behalf of any person or entity who could not truthfully make the foregoing representations. If the holder is not a broker-dealer, the holder represents that it is not engaged in, and does not intend to engage in, a distribution of Exchange Notes.

        The enclosed Instructions to Registered Holder from Beneficial Owner contain an authorization by the beneficial owners of the Restricted Notes for you to make the foregoing representations.

        The Company will not pay any fee or commission to any broker or dealer or to any other person (other than the Exchange Agent) in connection with the solicitation of tenders of Restricted Notes pursuant to the Exchange Offer. The Company will not pay or cause to be paid any transfer taxes payable on the transfer of Restricted Notes to it.

        Any questions regarding the Exchange Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Exchange Agent at the addresses and telephone numbers set forth on the front of the Letter of Transmittal.

Very truly yours,
Dave & Buster's, Inc.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AN AGENT FOR THE COMPANY OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON THEIR BEHALF IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.